Exhibit 10.1
2010 AMENDMENT TO
DEFERRED COMPENSATION PLAN
OF THE FEDERAL HOME LOAN BANK OF DALLAS
FOR DEFERRALS EFFECTIVE ON JANUARY 1, 2005
     Pursuant to the authority granted to the Board of Directors of Federal Home Loan Bank of Dallas, under Section 8.02 of the Deferred Compensation Plan of the Federal Home Loan Bank of Dallas for Deferrals Effective on January 1, 2005 (the “Plan”), the Plan is hereby amended as follows:
I.
     Article III of the Plan shall be amended to add a new Section 3.07 that provides as follows:
     “3.07 Investment Election. The Participant shall make an initial investment election as to which of the specific mutual funds listed on the FHLB Dallas Fund Array he/she wishes to have the deferral contributions, and the Bank’s matching contribution (if any) invested. This investment election shall carry forward from one Plan Year to the next and remain in effect until such time as changed by the Participant.
     If no investment election is received, a Participant’s deferrals and any matching Bank contributions shall be invested in the Plan’s designated default fund.”
II.
     Article IV, Section 4.01 of the Plan shall be amended and restated in its entirety to provide as follows:
     “4.01 Bank Contributions. For each Plan Year, the Bank shall make an addition to each Participant’s Benefit Account of a monthly contribution in an amount based on the following schedule:

1st year of Service	=	no Bank match

2nd and 3rd years of Service	=	100% match on first 3% of monthly salary
contributed to the Plan reduced by 3% of the
Participant's monthly eligible compensation,
as defined under the Qualified Plan. (100%
match on first 5% of monthly of salary
contributed to the Plan, if employed on or
after January 1, 2007 and without prior
Pentegra DB Pension Plan benefit service,
reduced by 5% of the Participant's monthly
eligible compensation, as defined under the
Qualified Plan.)

4th and 5th years of Service	=	150% match on first 3% of monthly salary contributed to the Plan reduced by 4.5% of the Participant’s monthly eligible compensation, as defined under the Qualified Plan. (150% match on first 5% of monthly of salary contributed to the Plan, if employed on or after January 1, 2007 and without prior Pentegra DB Pension Plan benefit service, reduced by 5% of the Participant’s monthly eligible compensation, as defined under the Qualified Plan.)

6 or more years of Service	=	200% match on first 3% of monthly salary contributed to the Plan reduced by 6% of the Participant’s monthly eligible compensation, as defined under the Qualified Plan. (200% match on first 5% of monthly of salary contributed to the Plan, if employed on or after January 1, 2007 and without prior Pentegra DB Pension Plan benefit service, reduced by 5% of the Participant’s monthly eligible compensation, as defined under the Qualified Plan.)
The Bank will make the above-referenced matching contribution with respect to each Participant except to the extent prohibited or limited by law in which case no such contribution shall be made and any matching contributions previously made which are prohibited or limited by such law shall be forfeited and returned to the Bank. The amount of the matching Bank contribution added to the Participant’s Benefit Account is solely dependent on the Participant’s length of Service.”
III.
     Article VIII of the Plan is hereby amended to add a new Section 8.11 that provides as follows:
     “8.11 Construction. It is intended that this Plan complies with Section 409A of the Internal Revenue Code; therefore, in the event a Plan definition or provision is determined to be ambiguous, it shall be interpreted so as to comply with Section 409A.”

     The effective date of this 2010 Amendment to the Deferred Compensation Plan of the Federal Home Loan Bank of Dallas for Deferrals Effective on January 1, 2005 shall be July 22, 2010.
     Executed this 22nd day of July, 2010.

FEDERAL HOME LOAN BANK OF DALLAS
By:	/s/ Timothy J. Heup, Sr. VP
Corporate Officer

ATTEST:	/s/ Brehan Chapman

Corporate Secretary